Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Unitholders of Regency Centers, L.P.

and the Board of Directors of

Regency Centers Corporation:

We consent to the use of our reports dated March 14, 2005, except as to notes 3 and 9 which are as of June 10, 2005, with respect to the consolidated balance sheets of Regency Centers, L.P. as of December 31, 2004 and 2003, and the related consolidated statements of operations, partners’ capital and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference. We also consent to the use of our reports dated March 14, 2005, except as to notes 3 and 9 which are as of June 10, 2005, with respect to the consolidated balance sheets of Regency Centers Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s / KPMG LLP

Jacksonville, Florida

June 13, 2005